Project FREEDOM

Presentation to the Special Committee

May 9, 2023 / Confidential

Jefferies

Table of Contents

Disclaimer

The following pages contain material provided to the Special Committee (the "Special Committee") of the Board of Directors (the "Board") of FREEDOM (the "Company") by Jefferies LLC ("Jefferies") in connection with Project FREEDOM.

These materials were prepared on a confidential basis in connection with an oral presentation to the Special Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Special Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Background

Background

- On March 20, 2023, FREEDOM (or the "Company") announced publicly the receipt of an unsolicited non-binding proposal from B. Riley Financial Inc. ("B. Riley") to acquire all of the outstanding shares of the Company's common stock (the "Initial Proposed Transaction") for $30.00 per share in cash
  - The proposal implied a 31.9% and 10.3% premium to FREEDOM's unaffected stock price and 30-day VWAP as of March 17, 2023, respectively, and 7.2x FREEDOM's 2022A Adjusted EBITDA and 9.5x FREEDOM's 2023E Adjusted EBITDA, respectively
  - Conditioned on:
    - Current management agreeing to roll their equity and continue with the Company
    - Approval of the Special Committee and majority of non-Bidder and non-management shareholders
    - Other customary conditions (e.g., HSR)
    - 30 days of diligence
    - Transaction funded by cash on hand and newly raised debt financing; no financing condition
      - A transaction led by Permitted Holders, including B.Riley, Irradiant, Pimco (and Brian Kahn), should not require the refinancing of FREEDOM's existing debt
- The Initial Proposed Transaction was subsequently restructured such that B. Riley's investment would take the form of a bridge commitment to a post-signing syndication of NewCo preferred equity with senior management (the "Management Group"), led by CEO Brian Kahn, holding majority control of NewCo
- In its capacity as financial advisor to the Special Committee of the Board of Directors of FREEDOM (the "Special Committee"), Jefferies has:
  - Reviewed the Company's publicly available information and internal financial information and analyses, including its long-range plan ("LRP") dated as of May 4, 2023, as well as participated in business diligence sessions along with the Bidder and its lenders
  - Engaged in numerous discussions with the Bidder and its approved partners, including current Company lenders Irradiant and Pimco
  - Contacted 11 third party financial buyers with retail investment experience regarding potential interest in a transaction with FREEDOM out of which 7 parties passed; another 4 parties executed NDA and passed subsequently(1)
    - No additional inbound inquiries after public release of Bidder proposal on March 20, 2023

Parties Contacted	Parties Passed		Current Interested Parties (ex. Bidder)
	Before NDA	**Post NDA**	
11	7	4	0

Source: Offer letter dated March 20, 2023.
(1) At the Spec al Committee's request, Jefferies contacted an add tional 8 part es regarding a transaction involving Vitamin Shoppe of which none is in a pos tion to pursue a transact on.

Transaction Overview

Transaction Overview

- On May 9, 2023, FREEDOM's Board of Directors is expected to consider the sale of the Company (the "Proposed Transaction") to the Management Group for a purchase price of $30.00 per share in cash (the "Proposed Purchase Price")
  - Represents a premium of 31.9% based on FREEDOM's unaffected stock price of $22.75 as of March 17, 2023 (day of 52 week low)
- The Proposed Transaction will be financed with a combination of preferred equity and new committed debt from existing lenders

Proposed Purchase Price	**$30.00**
Diluted Shares Outstanding[1]	36.3
Implied Equity Value	**$1,089**
Plus: Total Debt (Q1'23)	1,448
Plus: Preferred Equity	114
Less: Cash and Cash Equivalents (Q1'23)	(98)
Total Enterprise Value (TEV)	**$2,552**

Implied Premiums	**FREEDOM Statistic**	
Implied Premium to Current Stock Price	$29.46	*1.8%*
(Discount) / Premium to Unaffected Stock Price (as of 3/17/23)	$22.75	*31.9%*
30-day (Discount) / Premium to Unaffected Stock Price (as of 2/17/23)	$30.06	*(0.2%)*
(Discount) / Premium to Stock Price Pre-Mergermarket Story (12/30/22)[2]	$23.82	*25.9%*
90-day (Discount) / Premium to Unaffected Stock Price (as of 12/19/23)	$23.51	*27.6%*
(Discount) / Premium to 30-day VWAP (as of 3/17/23)[3]	$27.21	*10.3%*
(Discount) / Premium to 90-day VWAP (as of 3/17/23)[3]	$27.95	*7.3%*
(Discount) / Premium to 52-Week High (6/9/22)[4]	$44.25	*(32.2%)*
(Discount) / Premium to 52-Week Low (3/17/23)[4]	$22.45	*33.6%*

Managament Adj. EBITDA	**FREEDOM Statistic**	**TEV / EBITDA**
LTM Q1 2023 EBITDA	$308	8.3x
FY2023E EBITDA	$268	9.5x
FY2024P EBITDA	$297	8.6x

Source: S&P Capital IQ as of May 8, 2023, and Consol dated Long-Range Plan provided by FREEDOM management on May 4, 2023.
(1) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restr cted stock un ts as provided by FREEDOM management on May 3, 2023. Excludes 803,426 out-of-the-money Market-Based Restr cted Stock Un ts that are not expected to vest in connection with the Proposed Transaction.
(2) Per Mergermarket Story regarding a rumored management buyout dated January 10, 2023.
(3) VWAP calculated based on calendar days, ending on March 17, 2023.
(4) 52-week h gh and low prices calculated as the highest and lowest price that a stock has traded at during the previous 52 weeks (including intra-day prices) ending May 8, 2023.

Confidential

Key Terms of the Merger Agreement

Proposed Transaction Summary	
Proposed Purchase Price	▪ $30.00 per share in cash
Parties:	▪ Franchise Group, Inc. (the "Company") ▪ Freedom VCM, Inc. ("Parent"), a newly formed affiliate of B. Riley Financial, Inc. and management rollover investors ▪ Freedom VCM Subco, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent ▪ B. Riley Financial Inc. is providing an equity commitment and limited guaranty; management rollover investors are providing equity
Structure:	▪ Reverse triangular merger in which Merger Sub will merge into the Company with the Company surviving as a wholly owned subsidiary of Parent ▪ Single step "voted" merger (no tender offer) ▪ Management equity rollover will occur immediately prior to Merger
Financing	▪ Combination of fully committed debt financing, cash equity and management rollover equity ▪ No financing condition; however, acquiror only required to close if debt financing is funded
Certain Closing Conditions:	▪ Stockholder approval, including approval by holders of a majority of the outstanding shares held by unaffiliated stockholders ▪ Customary bringdown of representations, compliance with covenants and absence of MAE ▪ HSR approval
Alternative Transactions:	▪ 30-day go-shop period; after which no additional solicitation, subject to fiduciary out
Outside Date:	▪ 6 months after signing
Termination Fees:	▪ Reverse Termination Fee of $55 million ▪ Company Termination Fee of $10.35 million for Acquisition Proposal received during the go-shop period; $20.72 million thereafter

Source: Draft Agreement and Plan of Merger dated May 9, 2023, which we understand remains subject to further negot ation and revis on in all respects.

FREEDOM Overview

FREEDOM Trading Update – Public Market Perspective

($Millions, except per share data)

Stock Price Performance – Since NASDAQ Relisting (November 2019)


Price
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Nov-19
May-20
Nov-20
May-21
Nov-21
May-22
Nov-22
May-23
The Vitamin Shoppe Acquired Dec. '19
Pet Supplies Plus Acquired Jan. '21
Sylvan Learning Acquired Sept. '21
American Freight Acquired Feb. '20
Badcock Acquired Nov. '21
Pre-Mergermarket Story Dec. '23 ($23.82)
Unsolicited Offer Letter Received Mar. '23 ($22.75)
$29.46

Trading Statistics

	Unaffected (3/17/23)	Current (5/8/23)
Share Price	$22.75	$29.46
Shares Outstanding (mm)	36.3[2]	36.3[2]
Market Capitalization	$826.9	$1,070.8
Plus: Total Debt (2/2/23)	1,432.2[3]	1,432.2[3]
Plus: Preferred Equity	113.5[4]	113.5[4]
Less: Cash & Cash Eqv. (2/2/23)	(80.8)[3]	(80.8)[3]
Enterprise Value	$2,291.9	$2,535.8
CY2023E Consensus Revenue	$4,412.8	$4,402.9
CY2023E Consensus EBITDA	$350.6	$350.9
CY2024P Consensus EBITDA	$416.0	$412.5

Pro Forma Capitalization Table[3]

	2/2/23 $	2/2/23 %	Gross Leverage	Gross Adj. Leverage[1]	Interest Rate	Maturity
Cash and Cash Equivalents	$80.8					
ABL Revolver ($400M)	$16	1.1%	4.0x	2.4x	S+175	3/10/26
1st Lien Term Loan (With Add-On)	$1,099	76.7%	2.6x	4.0x	S + CSA + 475	3/10/26
2nd Lien Term Loan	$300	20.9%	3.3x	4.4x	L + 750	9/10/26
Finance Lease Liabilities	$11	0.8%	3.4x	4.4x	-	-
Other Long Term Obligations	$6	0.4%	3.4x	4.4x	-	-
Total Debt	**$1,432.2**	**100.0%**	**3.4x**	**4.4x**		
Based on FY2022 Bank Adj. EBITDA of:			$425.6			
Based on FY2022 Bank Adj. EBITDAR of:				$705.0		

Valuation Metrics

	Unaffected	Current
EV / CY2023E Consensus Revenue	0.52x	0.58x
EV / CY2023E Consensus EBITDA	6.5x	7.2x
EV / CY2024P Consensus EBITDA	5.5x	6.1x

Trading Summary

	Unaffected	Current
Share Price	$22.75	$29.46
52-Week High[5]	$44.66	$44.25
52-Week Low[5]	$22.45	$22.45
Current % of 52-Week High	50.9%	66.6%
3-M Avg. Daily Vol. ('000s)	524.91	424.11

Source: Company filings, S&P Cap tal IQ as of May 8, 2023.
Note: Shares outstanding based on fully diluted shares outstanding per most recent public filing. Pro forma capitalization table for reference to reflect ABL balance as of January 23, 2023 and pro forma for the paydown by the $300 million incremental first lien term loan transact on closed on February 2, 2023.

(1) Rent expense cap talized at 6.0x and estimated based on LTM September 25, 2022 data.
(2) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock opt ons outstanding and exercisable, 506,189 restricted stock units and 454,093 performance restricted stock units. Excludes 840,926 out-of-the-money Market-Based Restricted Stock Units that are not expected to vest in connection with the Proposed Transact on.
(3) Pro forma debt and cash balances as of February 2, 2023.
(4) Calculated based of 4,541,125 shares of Ser es A Cumulative Preferred Stock with a liqu dat on preference of $25.00, per Company filings dated December 31, 2022.
(5) 52-week h gh and low prices calculated as the highest and lowest pr ce that a stock has traded at during the previous 52 weeks (including intra-day pr ces).

FREEDOM Trading Performance

Confidential

Stock Price Performance – Since NASDAQ Relisting (November 2019)

	YTD	LTM
FREEDOM	15%	(21%)
Hybrid Franchisor[1]	14%	18%
Pet Retail[2]	22%	(22%)
Home and Furniture[3]	(3%)	(9%)
Beauty, Health and Wellness[4]	(7%)	(10%)
Finance Driven Retail[5]	26%	(11%)
Specialty Retail[6]	12%	45%
Unit-Based Education[7]	7%	12%


400%
300%
200%
100%
0%
(100%)
Nov-19
Feb-20
May-20
Sep-20
Dec-20
Mar-21
Jun-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Feb-23
May-23
Specialty Retail(6): 222%
FREEDOM: 147%
Hybrid Franchisors(1): 40%
Pet Retail(2): 24%
Home and Furniture(3): 16%
Unit Based Education(7): (8%)
Beauty and Wellness(4): (8%)
Finance Driven Retail(5): (17%)

Sources: Company filings, S&P Capital IQ and Wall Street research as of May 8, 2023.
(1) Hybrid Franchisor Index comprised of DRVN, LOCO, SHAK and SNA.
(2) Pet Retail Index comprised of MUSTI, PETS and WOOF.
(3) Home and Furniture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM.
(4) Beauty, Health and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA.
(5) Finance Driven Retail Index comprised of AAN, CONN and UPBD.
(6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP.
(7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON.

EV / NTM EBITDA Multiples Over Time

Average EV / NTM EBITDA Multiple


3-Year
1-Year
Current
7.2x
7.1x
7.2x
12.5x
11.4x
11.1x
11.8x
9.4x
8.0x
6.9x
5.3x
5.3x
7.5x
7.4x
7.2x
6.1x
5.7x
7.0x
4.8x
4.5x
5.2x
12.8x
11.3x
8.8x
FREEDOM
Hybrid Franchisor(1)
Pet Retail(2)
Home and Furniture(3)
Beauty, Health and Wellness(4)
Finance Driven Retail(5)
Specialty Retail(6)
Unit-Based Education(7)

Sources: Company filings, S&P Capital IQ and Wall Street research as of May 8, 2023.
(1) Hybr d Franchisor Index comprised of DRVN, LOCO, SHAK and SNA.
(2) Pet Retail Index comprised of MUSTI, PETS and WOOF.
(3) Home and Furniture Index comprised of BBY, ETD, HVT, SNBR, TCS, TPX, TSX:ZZZ and WSM.
(4) Beauty, Hea th and Wellness Index comprised of BBWI, NGVC, RAD, SBH, SFM, ULTA and WBA.
(5) Finance Driven Retail Index comprised of AAN, CONN and UPBD.
(6) Specialty Retail Index comprised of ASO, DKS, HIBB, JOAN and ODP.
(7) Unit-Based Education Index comprised of BFAM, FC, LRN and LSE:PSON.

Wall Street Research Perspectives

($Millions)

Selected Analyst Estimates (as of May 8, 2023)

Firm	FY 2023P		FY 2024P		12-18 Month	
	Revenue	EBITDA	Revenue	EBITDA	Price Target	Recommendation
Oppenheimer (3/21/23)	$4,372	$354	$4,473	$413	$40.00	Outperform
Barrington (3/1/23)	$4,375	$355	$4,500	$400	$35.00	Outperform
Stephens (3/1/23)	$4,426	$353	$4,485	$394	$28.00	Neutral
CJS Securities (3/2/23)	$4,408	$357	$4,551	$410	$42.00	Outperform
D.A. Davidson (4/10/23)	$4,483	$348	$4,625	$457	$39.00	Buy
Mean:	**$4,413**	**$353**	**$4,527**	**$415**	**$36.80**	
Management:	**$4,223**	**$268**[(1)]	**$4,428**	**$297**[(1)]	**NA**	

Management projects meaningfully lower EBITDA vs. Mean

Sources: Wall Street Research, S&P Capital IQ as of May 8, 2023.
(1) Represents Adj. EBITDA per consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023.

FREEDOM Valuation Considerations

Historical and Projected FREEDOM Financial Summary

	Historical			Management Estimates				CAGR	
($Millions)	FY2020A	FY2021A	FY2022A	FY2023E	FY2024P	FY2025P	FY2026P	'20A - '23E	'23E - '26P
Revenue									
Vitamin Shoppe	$1,036	$1,173	$1,207	$1,248	$1,272	$1,309	$1,359	*6.4%*	*2.9%*
Pet Supplies Plus	846	1,121	1,289	1,372	1,475	1,648	1,859	*17.5%*	*10.7%*
American Freight	945	989	883	912	985	1,145	1,262	*(1.2%)*	*11.4%*
Badcock	899	907	716	592	591	660	730	*(13.0%)*	*7.2%*
Buddy's	97	64	57	57	60	67	73	*(16.5%)*	*8.6%*
Sylvan	26	38	42	42	45	48	51	*17.4%*	*6.4%*
Total Revenue	**$3,850**	**$4,292**	**$4,195**	**$4,223**	**$4,428**	**$4,876**	**$5,334**	***3.1%***	***8.1%***
% Growth	*5.2%*	*11.5%*	*(2.3%)*	*0.7%*	*4.9%*	*10.1%*	*9.4%*		
Total COGS	$2,096	$2,410	$2,519	$2,584	$2,724	$3,010	$3,320	*7.2%*	*8.7%*
Contribution Margin	**$1,754**	**$1,882**	**$1,676**	**$1,639**	**$1,704**	**$1,866**	**$2,013**	***(2.2%)***	***7.1%***
% Margin	*45.6%*	*43.9%*	*39.9%*	*38.8%*	*38.5%*	*38.3%*	*37.7%*		
Total Operating Expenses	$1,496	$1,467	$1,430	$1,389	$1,424	$1,501	$1,574	*(2.5%)*	*4.3%*
Total EBITDA	**$234**	**$490**	**$288**	**$242**	**$281**	**$366**	**$440**	***1.1%***	***22.2%***
% Margin	*6.1%*	*11.4%*	*6.9%*	*5.7%*	*6.3%*	*7.5%*	*8.3%*		
Adjusted EBITDA									
Vitamin Shoppe	$78	$137	$135	$136	$140	$145	$150	*20.4%*	*3.5%*
Pet Supplies Plus	76	93	115	120	134	157	185	*16.2%*	*15.6%*
American Freight	109	97	4	19	47	91	116	*(44.0%)*	*82.3%*
Badcock	106	85	84	(21)	(38)	(27)	(16)	*NM*	*NM*
Buddy's	27	18	16	16	16	20	24	*(16.3%)*	*15.3%*
Sylvan	6	12	14	14	15	16	17	*36.2%*	*7.8%*
Total Adjusted EBITDA	**$395**	**$438**	**$354**	**$268**	**$297**	**$382**	**$456**	***(12.2%)***	***19.5%***
% Margin	*10.3%*	*10.2%*	*8.4%*	*6.3%*	*6.7%*	*7.8%*	*8.6%*		
Total D&A	$111	$88	$82	$80	$82	$78	$78	*(10.4%)*	*(0.9%)*
Total Capital Expenditures	**$59**	**$66**	**$51**	**$47**	**$42**	**$45**	**$45**	***(7.3%)***	***(1.7%)***
% Margin	*1.5%*	*1.5%*	*1.2%*	*1.1%*	*1.0%*	*0.9%*	*0.8%*		

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023.

Confidential

Detail Regarding FREEDOM Subsidiary Management Incentive Plans (MIPs)

Description	Commentary & Assumptions
Several of FREEDOM's businesses have a Subsidiary Management Incentive Plan (MIP) in place representing ~10% of the equity value upon a change of control (net of certain adjustments including debt and contributed capital)[1]	• MIPs are triggered upon a change of control of Vitamin Shoppe, Pet Supplies Plus, Sylvan and American Freight businesses – but not upon a change in control of the parent company[2] • Current obligations under MIPs cannot be changed by Company unilaterally[3][4] • Pet Supplies Plus, Sylvan and American Freight plans have performance-based and time-vested units which have an optional liquidity provision ("Optional Liquidity MIPs"), in which beneficiaries can elect to receive proceeds at specified points in the future • Vitamin Shoppe beneficiaries only receive proceeds upon a Vitamin Shoppe change of control ("Change of Control" only plan) • For preliminary valuation purposes, MIPs are analyzed as an aggregate payout in 2026, and are discounted to present value as part of the DCF analysis, such that all of the value of the Company's businesses would be 100% owned by existing shareholders

Vitamin Shoppe Incentive Unit Plan Details	Pet Supplies Plus Incentive Unit Plan Details
• Represents 11% of Vitamin Shoppe Equity Value in a change in control scenario • Currently fully vested given Vitamin Shoppe performance and timing • Does not have Optional Liquidity provision	• Represents ~10% of Pet Supplies Plus Equity Value in a scenario where there is a change in control / optional liquidity exercise • 1/3rd are time vested – Vest if one is employed for three years by March 2024 • 2/3rd are performance vested – Vest subject to a performance goal and if employed till March 2025 • Optional liquidity available for both time and performance vested units in 2025 and 2026

($Millions, except price per share)	Illustrative Payouts in 2026			
	Vitamin Shoppe	Pet Supplies Plus	Sylvan	American Freight
Monetization Scenario	Change of Control	Optional Liquidity	Optional Liquidity	Optional Liquidity
Contractual EBITDA for 2026 Payout [5]	$150.4	$184.9	$17.5	$116.3
Contractual Multiplier [6]	9.0x	6.5x	7.0x	5.6x
Implied EV	$1,353.7	$1,201.6	$122.2	$651.3
Less: Invested Capital	21.9	(350.0)	(40.5)	(230.0)
Less: Contractual Debt / Transaction Costs	(35.0)	(174.1)	(6.8)	(295.5)
Incremental EV	$1,340.6	$677.5	$74.9	$125.8
% of Equity Value [7]	11.0%	10.0%	6.7%	0.0%
MIP Payout[8]	$147.5	$67.8	$5.0	$0.0
MIP Payout / Share (Net of Tax)[9]	$3.34	$1.38	$0.10	$0.00
Present Value of MIP Payout / Share (Net of Tax)[10][11]	$2.03	$0.84	$0.06	$0.00

Today @ 9.0x Sale: ~$3.00

Total Payout	$220.2
Payout (Net of Tax)[9]	174.9
Payout / Share	$4.82
Payout / Share (Present Value)[10]	$2.93

(1) Add tionally, per FREEDOM management, through a verbal agreement, Buddy's CEO holds a 1.5% stake in Buddy's that can only be monetized in a sale of Buddy's.
(2) Change of Control in HoldCo does not tr gger a liquidity event for the individual Operating Company plans. Vesting accelerates upon a Change of Control of indiv dual businesses.
(3) For Pet Supplies Plus and Sylvan, FREEDOM may terminate and liqu date the Plan in accordance w th Code Section 409A in connect on w th a Change in Control.
(4) Opt on to amend is appl cable except with respect to outstanding awards.
(5) Contractual EBITDAs are Reported Adjusted EBITDAs of individual segments in Consolidated LRP provided by FREEDOM Management on May 4, 2023.
(6) Reflects an illustrative valuation mu tiple for Vitamin Shoppe in a sale transaction.
(7) % of Equ ty Value reflects both Time Vested and Performance Vested Units.
(8) Payout for American Fre ght is zero due to projected underperformance of the business.
(9) Applied effective tax rate of 26% as per management estimates.
(10) Based on illustrative WACC of 13.25%.
(11) Payments above $1mm made to the former Vitamin Shoppe CEO as part of this plan are not tax deductible per Sect on 162(m) of Internal Revenue Code.

Confidential

Selected Valuation Methodologies

Methodology / Consideration	General Description	Comments
Analysis of Selected Publicly Traded Companies	▪ Estimates current market value of FREEDOM based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes	▪ Reviewed 34 publicly traded Hybrid Franchisor, Pet Retail, Home & Furniture, Beauty, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education companies relative to FREEDOM's six business units
Analysis of Selected Transactions	▪ Estimates value of FREEDOM based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes	▪ Reviewed 33 completed transactions with publicly available information in the Pet Retail, Home & Furniture, Health & Wellness, Finance-driven Retail, Specialty Retail and Unit-Based Education sectors
Discounted Cash Flow Analysis	▪ Estimates the value of FREEDOM based on the present value of the Company's risk-adjusted cash flow	▪ Terminal Value calculated using perpetuity growth method ▪ Implied values per share, stated pre and net of hypothetical estimated MIP payments, per FREEDOM management ▪ Badcock terminal value as of 2026 calculated as the then present value of years 2027 to 2030 cash flow plus the subsequent years based on 2030 FCF and a 3% perpetuity growth rate
<u>For Informational Purposes Only:</u> **M&A Premiums**	▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies	▪ Reviewed 355 public company all-cash transactions across all industries, excluding financial, real estate and energy targets, and with transaction equity values between $1B and $5B closed since January 1, 2010 ▪ Applied relevant premiums to FREEDOM's unaffected stock price of $22.75 as of March 17, 2023 and FREEDOM's stock prices 30 days prior to that point

Note: Jefferies d d not attr bute any particular we ght to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be cons dered as a whole. Considering any portion of the analyses or the factors cons dered, w thout considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

Financial Analyses Summary – Based on May 4, 2023 LRP



Proposed Purchase Price : $30.00
$10.75
$22.00
$10.25
$22.50
$17.00
$31.75
$26.25
$38.50
$23.50
$35.50(2)
$37.75
$27.00
$34.75
$26.50
$32.00
$5.00
$15.00
$25.00
$35.00
$45.00
Implied Enterprise Value /

Methodology	Low	High	Metrics
Selected Public Companies Analysis			
2023E Adj. EBITDA Multiple	$10.75	$22.00	6.75x – 8.25x 2023E Adj. EBITDA[(1)] – 2023E Mgmt Adj. EBITDA of $268M
2024P Adj. EBITDA Multiple	$10.25	$22.50	6.0x – 7.5x 2024P Adj. EBITDA – 2024P Mgmt Adj. EBITDA of $297M
Selected Transactions Analysis			
LTM Q1 2023E Adj. EBITDA Multiple	$17.00	$31.75	6.75x – 8.5x LTM Q1 2023E Adj. EBITDA – Q1 2023E Mgmt Adj. EBITDA of $308M
Discounted Cash Flow Analysis			
Pre-MIP	$26.25	$38.50	Discount rate of 12.75% - 13.75% and perpetuity growth rate of 2.5% - 3.5% applied on Pre-MIP value
Net of MIP	$23.50	$35.50[(2)] / $37.75	High end of range reflects present value impact from exercise of Optional Liquidity MIPs (ex-Vitamin Shoppe); bottom end of range reflects full deduction of estimated present value of all potential MIP payments (~$3.00 / share)
Historical Premium Analysis			
All Industries (355) Transactions)	$27.00	$34.75	25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23
Consumer / Retail (61) Transactions)	$26.50	$32.00	25th and 75th Percentile 1-day premiums to unaffected share price ($22.75) as of 3/17/23

Implied Enterprise Value /	$5.00	$15.00	$25.00	$35.00	$45.00
LTM Q1' 23A Mgmt Adj. EBITDA of $308M	5.3x	6.5x	7.7x	9.0x	10.4x
2023E Mgmt Adj. EBITDA of $268M	6.1x	7.5x	8.9x	10.4x	11.9x

For Informational Purposes Only

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023. Valuation range f gures rounded to the nearest $0.25.

Note: Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various str ke prices, 506,189 restr cted stock un ts and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023. Excludes 803,426 out-of-the-money Market-Based Restricted Stock Units that are not expected to vest in connection with the Proposed Transact on.

(1) The selected multiple range of 6.75x to 8.25x for FY 2023E (wh ch corresponds to the indicated reference range of mplied per share equity values of $10.75 to $22.00) was updated from the range of 6.5x to 8.0x that was stated in the presentation reviewed by the Special Committee on May 9, 2023, based on current market data as of such date. Jefferies prov ded the Special Committee with the updated range and informed the Special Committee that the update did not impact in any material respect Jefferies' analyses and did not affect the conclusion rendered in Jefferies' opin on. The reference range of implied per share equ ty values reviewed by the Special Committee on May 9, 2023 was unchanged.

(2) $35.50 represents high end of range ($37.75) less the present value of the V tamin Shoppe MIP.

Analysis of Selected Public Companies – Valuation and Benchmarking

($Millions)

Pet Retail	Equity Value	Enterprise Value	2022A Size and Scale Revenue	EBITDA	EBITDA %	22A - '24P Projected Gowth Unit	Revenue	EBITDA	EV / EBITDA 2023E	2024P
Petco Health and Wellness Company, Inc.	$3,186	$4,678	$6,025	$582	9.7%	0.7%	3.4%	(1.4%)	8.8x	8.3x
Pets at Home Group Plc	2,454	2,523	1,636	314	19.2%	NA	8.8%	5.4%	7.8x	7.2x
Pet Supplies Plus	**NA**	**NA**	**1,289**	**105**	**8.1%**	**14.1%**	**7.0%**	**12.7%**	**-**	**-**
Musti Group Oyj	702	852	422	74	17.5%	NA	10.2%	12.6%	10.2x	9.1x
Mean	**$2,114**	**$2,684**	**$2,343**	**$269**	**13.6%**	**7.4%**	**7.4%**	**7.3%**	**8.9x**	**8.2x**
Median	**$2,454**	**$2,523**	**$1,462**	**$209**	**13.6%**	**7.4%**	**7.9%**	**9.0%**	**8.8x**	**8.3x**
Home and Furniture										
Best Buy Co., Inc.	$16,087	$15,405	$46,346	$3,961	8.5%	(2.0%)	(1.3%)	(13.6%)	5.5x	5.2x
Williams-Sonoma, Inc.	7,914	7,547	8,821	1,730	19.6%	(5.2%)	(1.6%)	(9.2%)	5.3x	5.3x
Tempur Sealy International, Inc.	6,798	9,569	4,954	892	18.0%	NA	4.2%	9.3%	9.8x	9.0x
Sleep Number Corporation	538	996	2,113	148	7.0%	3.5%	0.2%	9.5%	5.9x	5.6x
The Container Store Group, Inc.	154	337	1,086	115	10.5%	11.2%	2.2%	(1.5%)	3.3x	3.0x
Haverty Furniture Companies, Inc.	430	307	1,034	135	13.0%	NA	(2.6%)	NA	NA	NA
American Freight	**NA**	**NA**	**883**	**(69)**	**(7.8%)**	**6.5%**	**5.6%**	**-**	**-**	**-**
Ethan Allen Interiors Inc.	700	615	848	157	18.5%	NA	NA	NA	4.8x	NA
Badcock Home Furniture	**NA**	**NA**	**592** [3]	**(21)** [3]	**(3.6%)** [3]	**(2.1%)**	**(9.2%)**	**-**	**-**	**-**
Sleep Country Canada Holdings Inc.	657	678	683	164	24.0%	2.1%	3.4%	0.2%	4.3x	4.1x
Mean	**$4,160**	**$4,432**	**$6,736**	**$721**	**10.8%**	**2.0%**	**0.1%**	**(0.9%)**	**5.6x**	**5.4x**
Median	**$679**	**$837**	**$1,060**	**$153**	**11.8%**	**2.1%**	**0.2%**	**(0.7%)**	**5.3x**	**5.2x**
Beauty, Health and Wellness										
Walgreens Boots Alliance, Inc.	$27,316	$46,765	$131,772	$5,710	4.3%	NA	5.0%	9.6%	7.0x	6.8x
Rite Aid Corporation	114	3,219	23,918	419	1.8%	NA	(3.7%)	(5.2%)	9.0x	8.5x
Ulta Beauty, Inc.	26,476	25,738	10,001	1,820	18.2%	3.6%	7.8%	4.9%	13.3x	12.8x
Bath & Body Works, Inc.	7,536	11,167	7,474	1,597	21.4%	NA	2.6%	1.9%	7.6x	6.7x
Sprouts Farmers Market, Inc.	3,769	3,735	6,389	485	7.6%	7.0%	6.4%	3.4%	7.4x	7.2x
Sally Beauty Holdings, Inc.	1,209	2,261	3,757	483	12.8%	(0.8%)	1.5%	0.9%	4.9x	4.6x
Vitamin Shoppe	**NA**	**NA**	**1,207**	**136**	**11.2%**	**2.5%**	**2.7%**	**1.6%**	**-**	**-**
Natural Grocers by Vitamin Cottage, Inc.	253	299	1,090	56	5.2%	NA	NA	6.0%	5.0x	4.7x
Mean	**$9,525**	**$13,312**	**$23,201**	**$1,338**	**10.3%**	**3.0%**	**3.2%**	**2.9%**	**7.7x**	**7.3x**
Median	**$3,769**	**$3,735**	**$6,932**	**$484**	**9.4%**	**3.0%**	**2.7%**	**2.6%**	**7.4x**	**6.8x**
FREEDOM	**$827**	**$2,292** [1]	**$4,195**	**$288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**6.5x** [2]	**5.5x** [2]
Proposed Transaction	**1,089**	**2,552**	**4,195**	**288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**9.5x**	**8.6x**

Source: Company provided financials, S&P Capital IQ as of May 8, 2023, Public filings and Wall Street equ ty research.
(1) Reflects pro forma debt and cash figures as of February 2, 2023.
(2) Reflects consensus estimated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.
(3) Reflects 2023E figures.

Analysis of Selected Public Companies – Valuation and Benchmarking (Cont'd)

($Millions)

	Equity	Enterprise	2022A Size and Scale			22A - '24P Projected Gowth			EV / EBITDA	
Finance Driven Retail	**Value**	**Value**	**Revenue**	**EBITDA**	**EBITDA %**	**Unit**	**Revenue**	**EBITDA**	**2023E**	**2024P**
Upbound Group, Inc.	$1,917	$3,172	$4,245	$454	10.7%	0.4%	(2.3%)	(2.0%)	7.7x	7.3x
The Aaron's Company, Inc.	395	586	2,251	166	7.4%	(1.5%)	0.9%	1.4%	3.9x	3.4x
Conn's, Inc.	123	535	1,339	37	2.8%	6.9%	5.0%	64.2%	12.4x	5.3x
Buddy's Home Furnishings	**NA**	**NA**	**57**	**16**	**27.1%**	**9.1%**	**2.3%**	**1.7%**	**-**	**-**
Mean	**$811**	**$1,431**	**$1,973**	**$168**	**12.0%**	**3.7%**	**1.5%**	**16.3%**	**8.0x**	**5.3x**
Median	**$395**	**$586**	**$1,795**	**$102**	**9.0%**	**3.7%**	**1.6%**	**1.6%**	**7.7x**	**5.3x**
Specialty Retail										
DICK S Sporting Goods, Inc.	$12,863	$12,497	$12,217	$1,846	15.1%	1.2%	3.3%	3.0%	6.6x	6.4x
The ODP Corporation	1,816	1,601	8,520	437	5.1%	NA	(2.9%)	(4.8%)	4.0x	4.0x
Academy Sports and Outdoors, Inc.	4,806	5,064	6,438	995	15.5%	5.8%	4.6%	1.5%	5.4x	4.9x
JOANN Inc.	88	1,059	2,206	99	4.5%	(0.6%)	(0.7%)	30.0%	8.7x	6.4x
Hibbett, Inc.	700	723	1,727	213	12.3%	3.6%	5.5%	5.1%	3.4x	3.1x
Mean	**$4,055**	**$4,189**	**$6,221**	**$718**	**10.5%**	**2.5%**	**2.0%**	**7.0%**	**5.6x**	**5.0x**
Median	**$1,816**	**$1,601**	**$6,438**	**$437**	**12.3%**	**2.4%**	**3.3%**	**3.0%**	**5.4x**	**4.9x**
Unit-Based Education										
Pearson plc	$7,728	$8,593	$4,613	$834	18.1%	NA	2.7%	12.5%	8.6x	8.1x
Bright Horizons Family Solutions Inc.	5,357	6,299	2,016	317	15.7%	1.5%	12.5%	16.0%	17.5x	14.8x
Stride, Inc.	1,862	1,963	1,745	268	15.4%	NA	7.8%	16.9%	6.5x	5.4x
Franklin Covey Co.	489	454	270	44	16.3%	NA	10.4%	13.1%	9.7x	8.1x
Sylvan Learning	**NA**	**NA**	**42**	**13**	**31.4%**	**2.6%**	**3.1%**	**5.3%**	**-**	**-**
Mean	**$3,859**	**$4,327**	**$1,737**	**$295**	**19.4%**	**2.0%**	**7.3%**	**12.8%**	**10.6x**	**9.1x**
Median	**$3,609**	**$4,131**	**$1,745**	**$268**	**16.3%**	**2.0%**	**7.8%**	**13.1%**	**9.1x**	**8.1x**
Hybrid Franchisors										
Snap-on Incorporated	$14,071	$14,536	$4,489	$1,232	27.4%	NA	3.9%	6.9%	10.7x	10.3x
Driven Brands Holdings Inc.	4,903	7,461	2,043	274	13.4%	5.9%	14.4%	56.7%	12.7x	11.1x
Shake Shack Inc.	2,854	2,904	900	70	7.8%	14.7%	18.6%	39.8%	24.4x	21.1x
El Pollo Loco Holdings, Inc.	337	383	469	49	10.4%	3.5%	3.8%	16.1%	6.5x	5.8x
Mean	**$5,541**	**$6,321**	**$1,976**	**$406**	**14.8%**	**8.0%**	**10.2%**	**29.9%**	**13.6x**	**12.1x**
Median	**$3,879**	**$5,183**	**$1,472**	**$172**	**11.9%**	**5.9%**	**9.1%**	**27.9%**	**11.7x**	**10.7x**
								Weighted Median[1]	**7.8x**	**7.2x**
								Median	**7.4x**	**6.6x**
								Mean	**8.1x**	**7.3x**
FREEDOM	**$827**	**$2,292[2]**	**$4,195**	**$288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**6.5x[3]**	**5.5x[3]**
Proposed Transaction	**1,089**	**2,552**	**4,195**	**288**	**6.9%**	**5.9%**	**2.7%**	**(1.3%)**	**9.5x**	**8.6x**

Source: Company prov ded financials, S&P Capital IQ as of May 8, 2023, company filings and Wall Street equ ty research.
(1) Weighted according to the corresponding year's Adj. EBITDA segment contribution to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture med an we ghted by American Freight and Badcock Home Furniture, Beauty Health and Wellness and Specia ty Retail combined median we ghted by Vitamin Shoppe, Finance Driven Retail median we ghted by Buddy's, and Unit Based Educat on median weighted by Sylvan Learning.
(2) Reflects pro forma debt and cash figures as of February 2, 2023.
(3) Reflects consensus est mated EV / 2023E and 2024P Adjusted EBITDA multiples at the unaffected share price on March 17, 2023.

Confidential

Analysis of Selected Transactions – Since 2017

($Millions)

EV / LTM EBITDA

Date Announced	Target	Acquiror	Implied Enterprise Value	Implied TEV / LTM EBITDA
Pet Retail				
Jan-21	Pet Supplies Plus	Franchise Group	$700	8.8x
Nov-18	Greencross	TPG Capital	$970	10.0x
Home & Furniture				
May-23	Mattress Firm	Tempur Sealy International	$4,000	9.3x
Jan-22	Mattress Warehouse	Wynnchurch Capital	ND	ND
Nov-21	W.S. Badcock	Franchise Group	$580	4.2x
Nov-21	Casper Sleep	Durational Capital Management	$332	NM
May-21	At Home	Hellman & Friedman	$2,830	7.9x
May-21	Dreams	Tempur Sealy International	$475	6.3x
Dec-19	American Freight	Franchise Group	$450	9.6x
Jan-17	Art Van Furniture	Thomas H. Lee Partners	$550	ND
Beauty, Health & Wellness				
Jun-20	GNC Corporation	Harbin Pharmaceutical Group	$760	6.9x
Aug-19	The Vitamin Shoppe	Franchise Group	$208	3.8x
Jun-17	Whole Foods	Amazon	$13,733	10.3x
Jun-17	The Body Shop	Natura Cosmeticos	$1,120	13.0x
Finance Driven Retail				
Dec-21	American First Finance	FirstCash	$1,100	12.1x
Dec-20	Acima	Rent-a-Center	$1,650	7.3x
Specialty Retail				
Apr-22	BrandsMart U.S.A	The Aaron's Company	$230	5.0x
Oct-23	Diamonds Direct	Signet Jewlers	$490	7.1x
Apr-21	West Marine	L Catterton	ND	ND
Mar-21	The Michael's Companies	Apollo Global Management	$4,524	6.8x
Dec-20	Sportsman's Warehouse Holdings, Inc.	Great Outdoors Group, LLC	$792	6.0x
Sep-20	JCPenney	Brookfield / Simon	$800	ND
Aug-19	Party City (Canada)	Canadian Tire	$131	9.9x
Jun-19	Barnes & Noble	Elliott Management Advisors	$683	5.7x
Apr-19	Smart and Final	Apollo Global Management	$1,100	ND
Oct-18	Marshall Retail Group	WH Smith plc	$400	13.7x
Jun-17	Staples	Sycamore Partners	$6,593	5.0x
Apr-17	Cabela's	Bass Pro Group	$4,580	10.4x
Jan-17	Leslie's Poolmart	L Catterton	ND	ND
Unit Based Education				
Jun-22	The Goddard School	Sycamore Partners	~$1,100	22.0x
Feb-22	Houghton Mifflin Harcourt Company	Veritas Capital	$2,666	9.9x
Feb-22	Mathnasium	Roark Capital	ND	ND
Oct-21	Lakeshore Learning	Leonard Green Partners	~$1,600	ND
			Weighted Median[(1)]	**8.4x**
			Overall Mean	**8.8x**
			Overall Median	**8.3x**
Proposed Transaction			**$2,552**	**8.3x**

Source: Company filings, Definitive Proxy Statements, press releases, Wall Street equity research.

(1) We ghted according to the Q1 2023 LTM Adj. EBITDA segment contribution to the total FREEDOM aggregate. Reflects Pet Retail median weighted by Pet Supplies Plus, Home and Furniture median weighted by American Freight and Badcock Home Furn ture, Beauty Hea th and Wellness and Spec alty Retail combined median weighted by Vitamin Shoppe, Finance Driven Retail median weighted by Buddy's, and Un t Based Education med an weighted by Sylvan Learning.

FREEDOM Discounted Cash Flow Analysis – Based on May 4, 2023 LRP

	Year ending December 31,				CAGR	Normalized Terminal Yr
(US $Ms, except price per share)	2023E	2024P	2025P	2026P	2023E - 2026P	Excluding Badcock[1]
EBITDA (net of Stock Based Compensation)[2]	$242	$281	$366	$440	*22.2%*	$457
% Margin	*5.7%*	*6.3%*	*7.5%*	*8.3%*		*8.3%*
Less: D&A	(80)	(82)	(78)	(78)		(35)
EBIT	$162	$199	$288	$363	*30.9%*	$422
Less: Taxes[3]	(42)	(52)	(75)	(94)		(110)
Net Operating Profit After Tax (NOPAT)	$120	$147	$213	$269	*30.9%*	$312
Plus: D&A	80	82	78	78		35
Less: NWC (Increase) / Decrease	125	38	(18)	(41)		(32)
Less: Other Assets / Liabilities (Increase) / Decrease[4]	16	(5)	13	3		-
Less: Capital Expenditure	(47)	(42)	(45)	(45)		(35)
Unlevered FCF	$293	$220	$242	$263	*(3.5%)*	$281
% Conversion	*111.4%*	*74.2%*	*63.3%*	*57.8%*		*59.4%*
Present Value of Unlevered FCF	$275	$183	$177	$170	**Net of MIP Payout**	**Pre-MIP**
Terminal Value at 3.0% Growth Rate					$3,000	$3,000
Less: Illustrative Management Incentive Payoff[5]					($175)	-
Plus: Badcock Terminal Value[6]					($97)	($97)
Terminal Value Post Incentive Units Payoff & Badcock					$2,728	$2,903
Present Value of Terminal Value[7]					$1,658	$1,765
Sum of PV of Unlevered FCF					$805	$805
Total Enterprise Value					$2,463	$2,570
Plus: Cash (Q4 '22A)					$81	$81
Less: Debt (Q4 '22A)					($1,381)	($1,381)
Less: Preferred Equity					($114)	($114)
Equity Value					$1,049	$1,156
Fully Diluted Shares Outstanding (in millions)[8]					36.281	36.287
Implied Price Per Share (Rounded to the nearest $0.25)					$29.00	$31.75

~$31.00 / share without VSI MIP payout

Sensitivities

Implied Price Per Share (Pre MIP)			
Perpetuity Growth	Discount Rate (Refer to pages 23-25)		
	12.75%	13.25%	13.75%
2.5%	$32.50	$29.25	$26.25
3.0%	$35.50	$31.75	$28.75
3.5%	$38.50	$34.75	$31.25

Implied Terminal EBITDA Multiple[7]			
Perpetuity Growth	Discount Rate		
	12.75%	13.25%	13.75%
2.5%	6.3x	6.0x	5.8x
3.0%	6.7x	6.3x	6.1x
3.5%	7.1x	6.7x	6.4x

Pre-MIP		
Change in EBITDA[9]	Implied Price Per Share (Low)	Implied Price Per Share (High)
(15.00%)	$15.25	$25.25
(10.00%)	19.00	29.75
(5.00%)	22.50	34.00
0.0%	26.25	38.50
5.00%	30.00	43.00
10.00%	33.75	47.50
15.00%	37.50	52.00

Note: Share prices in sensitivity tables are rounded to the nearest $0.25. Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023.

(1) Reflects deprec ation equal to cap tal expend tures in Normalized Terminal Year.

(2) As per Long-Range Plan EBITDA forecast through 2026P prov ded by FREEDOM management on May 4, 2023.

(3) Applied effective tax rate of 26% as per FREEDOM management.

(4) Other assets / liabilities exclude non-current deferred tax assets, income taxes payable, r ght of use assets, long-term operating lease liabilities and non-current long-term debt.

(5) Management Incentive payoff reflects tax-effected exercise of Optional Liqu d ty MIPs in 2026 for Pet Supplies Plus, Sylvan and American Freight and Change of Control for V tamin Shoppe based on contractual mu tipliers.

(6) Badcock terminal value as of 2026 calculated as the then present value of years 2027 to 2030 cash flow plus the subsequent years based on 2030 FCF and a 3% perpetu ty growth rate.

(7) Based on illustrative perpetuity growth rate of 3%. Based on midpoint WACC of 13.25%.

(8) Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at var ous str ke pr ces, 506,189 restr cted stock un ts and 454,093 performance restricted stock units as provided by FREEDOM management on May 3, 2023. Excludes 803,426 out-of-the-money Market-Based Restricted Stock Units that are not expected to vest in connection with the Proposed Transaction.

(9) Reflects changes in EBITDA (net of Stock Based Compensation) from 2023E to 2026P and Normalized Terminal Year.

Confidential

Illustrative Selected M&A Premiums Overview – Based on Unaffected Stock Price (3/17/2023) (For Reference Only)

U.S. M&A All-Cash Transactions, Closed Since January 1, 2010

	Median – All Industries(1)			Median – Consumer & Retail(2)			Proposed Purchase Price
Implied Price / FREEDOM Share(3)	$27.02	$29.93	$34.70	$26.53	$29.52	$32.04	$30.00

1-day Premiums



19%
31%
52%
25th Percentile
Median
75th Percentile



17%
30%
41%
25th Percentile
Median
75th Percentile



32%
1-Day Premium

	Median – All Industries(1)			Median – Consumer & Retail(2)		
Implied Price / FREEDOM Share(3)	$28.39	$31.04	$35.34	$27.52	$29.89	$33.39

30-day Premiums



25%
36%
55%
25th Percentile
Median
75th Percentile



21%
31%
47%
25th Percentile
Median
75th Percentile



0%
30-Day Premium

Source: Refinitiv as of May 8, 2023.

(1) Data represents 355 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Billion to $5.0 Bill on since 2010. Excludes real estate, energy & power and financial sector transact ons.

(2) Data represents 61 all-cash transactions with Total Enterprise Values at Announcement Date of $1.0 Bill on to $5 0 Bill on involving consumer and retail U S. domiciled and publicly listed traded targets since 2010.

(3) Implied pr ce based on premiums applied to unaffected share pr ce as of close on March 17, 2023.

(4) Per Mergermarket report dated January 10, 2023.

Appendix

Confidential

FREEDOM Weighted Average Cost of Capital (WACC) Analysis

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Debt	Cash	Minority Interest	Preferred Stock	Total EV	D / E Ratio	Equity / Total Cap.	Debt / Total Cap.	Tax Rate[1]	Bloomberg Beta[2]	Unlevered Beta	Adj. Levered Beta
Pet Retail													
Musti Group Oyj	$702	$166	$16	$0	$0	$852	21.4%	82.4%	17.6%	20.0%	1.02	0.87	0.95
Pets at Home Group Plc	2,454	249	181	0	0	2,523	2.8%	97.3%	2.7%	25.0%	0.71	0.69	0.76
Petco Health and Wellness Company, Inc.	3,186	1,694	202	0	0	4,678	46.8%	68.1%	31.9%	29.8%	1.19	0.90	0.98
					Median		**21.4%**	**82.4%**	**17.6%**	**25.0%**	**1.02**	**0.87**	**0.95**
					Mean		**23.7%**	**82.6%**	**17.4%**	**24.9%**	**0.97**	**0.82**	**0.89**
Home and Furniture													
Best Buy Co., Inc.	$16,087	$1,192	$1,874	$0	$0	$15,405	(4.2%)	104.4%	(4.4%)	30.8%	1.24	1.28	1.39
Williams-Sonoma, Inc.	7,914	0	367	0	0	7,547	(4.6%)	104.9%	(4.9%)	29.8%	1.30	1.34	1.46
Sleep Number Corporation	538	460	2	0	0	996	85.2%	54.0%	46.0%	30.8%	1.54	0.97	1.05
Tempur Sealy International, Inc.	6,793	2,831	69	10	0	9,564	40.7%	71.0%	28.9%	26.0%	1.55	1.19	1.30
Sleep Country Canada Holdings Inc.	657	74	59	5	0	678	2.4%	96.9%	2.3%	39.5%	1.21	1.19	1.28
Ethan Allen Interiors Inc.	700	0	85	(0)	0	615	(12.2%)	113.9%	(13.9%)	28.5%	0.96	1.05	1.14
Haverty Furniture Companies, Inc.	430	0	123	0	0	307	(28.6%)	140.1%	(40.1%)	26.8%	0.92	1.16	1.26
The Container Store Group, Inc.	154	189	6	0	0	337	119.0%	45.7%	54.3%	21.0%	1.21	0.62	0.68
					Median		**(0.9%)**	**100.7%**	**(1.1%)**	**29.2%**	**1.23**	**1.17**	**1.27**
					Mean		**24.7%**	**91.4%**	**8.5%**	**29.1%**	**1.24**	**1.10**	**1.19**
Finance Driven Retail													
Upbound Group, Inc.	$1,917	$1,400	$144	$0	$0	$3,172	65.5%	60.4%	39.6%	21.0%	1.25	0.83	0.90
Conn's, Inc.	123	432	20	0	0	535	336.0%	22.9%	77.1%	21.0%	1.57	0.43	0.47
The Aaron's Company, Inc.	395	219	28	0	0	586	48.5%	67.4%	32.6%	26.8%	1.19	0.88	0.95
					Median		**65.5%**	**60.4%**	**39.6%**	**21.0%**	**1.25**	**0.83**	**0.90**
					Mean		**150.0%**	**50.2%**	**49.8%**	**22.9%**	**1.34**	**0.71**	**0.78**
Beauty, Health and Wellness													
Ulta Beauty, Inc.	$26,476	$0	$738	$0	$0	$25,739	(2.8%)	102.9%	(2.9%)	30.5%	1.22	1.25	1.35
Sprouts Farmers Market, Inc.	3,770	259	293	0	0	3,735	(0.9%)	100.9%	(0.9%)	25.9%	0.57	0.57	0.62
Sally Beauty Holdings, Inc.	1,209	1,151	99	0	0	2,261	87.1%	53.5%	46.5%	21.0%	1.16	0.68	0.75
Bath & Body Works, Inc.	7,536	4,862	1,232	1	0	11,167	48.2%	67.5%	32.5%	21.0%	1.54	1.11	1.22
Rite Aid Corporation	114	3,208	103	0	0	3,219	2714.9%	3.6%	96.4%	31.0%	0.96	0.05	0.05
Walgreens Boots Alliance, Inc.	27,316	13,042	1,840	8,247	0	46,765	41.0%	58.4%	24.0%	30.5%	0.87	0.67	0.73
Natural Grocers by Vitamin Cottage, Inc.	253	63	17	0	0	299	18.0%	84.7%	15.3%	25.6%	0.56	0.49	0.53
					Median		**41.0%**	**67.5%**	**24.0%**	**25.9%**	**0.96**	**0.67**	**0.73**
					Mean		**415.1%**	**67.3%**	**30.1%**	**26.5%**	**0.98**	**0.69**	**0.75**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 8, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg.

FREEDOM Weighted Average Cost of Capital (WACC) Analysis (Cont'd)

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Debt	Cash	Minority Interest	Preferred Stock	Total EV	D / E Ratio	Equity / Total Cap.	Debt / Total Cap.	Tax Rate[1]	Bloomberg Beta[2]	Unlevered Beta	Adj. Levered Beta
Specialty Retail													
DICK S Sporting Goods, Inc.	$12,863	$1,558	$1,924	$0	$0	$12,497	(2.8%)	102.9%	(2.9%)	31.0%	1.42	1.45	1.57
Academy Sports and Outdoors, Inc.	4,807	595	337	0	0	5,065	5.4%	94.9%	5.1%	21.0%	1.31	1.26	1.38
The ODP Corporation	1,816	188	403	0	0	1,601	(11.8%)	113.4%	(13.4%)	26.5%	1.12	1.23	1.34
JOANN Inc.	88	991	20	0	0	1,059	1101.3%	8.3%	91.7%	21.0%	1.11	0.11	0.13
Hibbett, Inc.	700	39	16	0	0	723	3.2%	96.9%	3.1%	27.5%	1.33	1.29	1.41
					Median		**3.2%**	**96.9%**	**3.1%**	**26.5%**	**1.31**	**1.26**	**1.38**
					Mean		**219.0%**	**83.3%**	**16.7%**	**25.4%**	**1.26**	**1.07**	**1.16**
Unit-Based Education													
Bright Horizons Family Solutions Inc.	$5,357	$978	$36	$0	$0	$6,299	17.6%	85.1%	14.9%	29.0%	1.24	1.10	1.20
Stride, Inc.	1,862	420	318	0	0	1,963	5.5%	94.8%	5.2%	27.0%	0.72	0.69	0.76
Franklin Covey Co.	489	20	55	0	0	454	(7.1%)	107.7%	(7.7%)	25.9%	1.15	1.22	1.33
Pearson plc	7,728	1,535	686	16	0	8,593	11.0%	89.9%	9.9%	25.0%	0.73	0.67	0.73
					Median		**8.2%**	**92.4%**	**7.5%**	**26.4%**	**0.94**	**0.90**	**0.98**
					Mean		**6.7%**	**94.4%**	**5.6%**	**26.7%**	**0.96**	**0.92**	**1.00**
Hybrid Franchsiors													
El Pollo Loco Holdings, Inc.	$337	$66	$20	$0	$0	$383	13.5%	88.1%	11.9%	29.8%	1.04	0.95	1.03
Shake Shack Inc.	2,854	256	231	25	0	2,904	0.9%	98.3%	0.9%	28.3%	1.37	1.36	1.48
Driven Brands Holdings Inc.	4,903	2,784	227	1	0	7,461	52.1%	65.7%	34.3%	23.5%	1.13	0.81	0.88
Snap-on Incorporated	14,073	1,200	757	22	0	14,538	3.1%	96.8%	3.0%	28.9%	1.05	1.02	1.11
					Median		**8.3%**	**92.5%**	**7.5%**	**28.6%**	**1.13**	**0.99**	**1.07**
					Mean		**17.4%**	**87.2%**	**12.5%**	**27.6%**	**1.26**	**1.04**	**1.13**
								Overall Selected Companies					
					Median		**12.2%**	**89.0%**	**10.9%**	**26.8%**	**1.19**	**0.96**	**1.04**
					Mean		**141.6%**	**80.7%**	**18.7%**	**26.7%**	**1.15**	**0.92**	**1.01**
FREEDOM Normalized Cap Structure	**$1,069**	**$735**	**$98**		**$114**	**$1,819**	**59.6%**	**58.8%**	**35.0%**	**26.0%**	**1.61**	**1.12**	**1.61**
FREEDOM Actual Cap Structure	**$1,069**	**$1,448**	**$98**		**$114**	**$2,533**	**126.3%**	**42.2%**	**53.3%**	**26.0%**	**1.61**	**0.83**	**1.61**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 8, 2023.
(1) Tax Rate calculated as the summation of US Federal and State statutory tax rates.
(2) 5-Year Weekly Adjusted Beta sourced from Bloomberg.

Confidential

FREEDOM Weighted Average Cost of Capital (WACC) Analysis (Cont'd)

($Millions, except per share data)

WACC Assumptions

	FREEDOM Actual	FREEDOM Normalized	Selected Peers	Illustrative Range	
Risk-Free Rate (Rf)[1]	3.9%	3.9%	3.9%	3.9%	3.9%
Unlevered Beta	0.83	1.12	0.96	0.96	1.25
Debt / Equity Ratio	126.3%	59.6%[2]	12.2%	66.7%	42.9%
Adj. Levered Beta[3]	1.61	1.61	1.05	1.43	1.65
Market Risk Premium (Rm)[4]	7.2%	7.2%	7.2%	7.2%	7.2%
Size Premium (Rs)[5]	1.4%	1.4%	1.4%	1.4%	1.4%
Tax Rate[6]	26.0%	26.0%	26.8%	26.0%	26.0%
Pre-Tax Cost of Debt (Kd)[7]	10.2%	10.2%	10.2%	10.2%	10.2%
Illustrative After-tax Cost of Debt	7.5%	7.5%	7.5%	7.5%	7.5%
Illustrative Debt / Total Capital	53.3%	35.0%[2]	10.9%	40.0%	30.0%

WACC Calculation

	FREEDOM Actual	FREEDOM Normalized	Selected Peers	Illustrative Range	
Market Risk Premium (Rm)	7.2%	7.2%	7.2%	7.2%	7.2%
Multiplied by: Adj. Levered Beta	1.61	1.61	1.05	1.43	1.65
Adjusted Equity Risk Premium	**11.5%**	**11.5%**	**7.5%**	**10.3%**	**11.8%**
Plus: Risk-Free Rate (Rf)	3.9%	3.9%	3.9%	3.9%	3.9%
Plus: Size Premium (Rs)	1.4%	1.4%	1.4%	1.4%	1.4%
Cost of Equity (Ke)	**16.8%**	**16.8%**	**12.8%**	**15.6%**	**17.1%**
Multiplied by: E / (D + E)	46.7%	65.0%	89.1%	60.0%	70.0%
Cost of Equity Portion	**7.9%**	**10.9%**	**11.4%**	**9.3%**	**12.0%**
After-Tax Cost of Debt	7.5%	7.5%	7.5%	7.5%	7.5%
Multiplied by: D / (D + E)	53.3%	35.0%	10.9%	40.0%	30.0%
Cost of Debt Portion	**4.0%**	**2.6%**	**0.8%**	**3.0%**	**2.3%**
WACC	**11.87%**	**13.58%**	**12.20%**	**12.35%**	**14.23%**

Source: Public Company Filings, Kroll, Bloomberg. Note: Market data as of May 8, 2023.
(1) Spot rate for 20-Year US Treasury Yield as of May 8, 2023.
(2) Normalized leverage ratios per FREEDOM management.
(3) Adjusted for FREEDOM Debt / Capital ratio and median Debt / Capital ratio for selected publ c companies.
(4) Represents long-horizon expected equ ty risk premium per Kroll Cost of Capital Nav gator.
(5) FREEDOM size premium based on 7th decile in Kroll Cost of Capital Navigator.
(6) Tax rate based on FREEDOM's effective tax rate of 2023E as per consol dated Long-Range Plan provided by FREEDOM management on May 4, 2023
(7) FREEDOM pre-tax cost of debt is based on estimated cost of debt for refinancing current debt at SOFR+475 trading at 96.5.

American Freight – Supplemental Management Commentary on Financial Performance

- American Freight's 2022 performance deteriorated due to a number factors including pull-back by its lower income customer base, potential sales pull-forward during prior COVID periods and ongoing cost inflation
  - Q1 2023 remained EBITDA negative due to the weakest tax season of the past decade according to management
- Going forward, management is projecting a return to profitability beginning in Q2 2023 resulting in modest 2023 EBITDA which grows sharply through 2026
  - 2026 EBITDA falls in line with 2020 and 2021 levels, albeit on lower margins against higher sales



Adj. EBITDA
$109
$97
$4
$19
$47
$91
$116
FY2020A
FY2021A
FY2022A
FY2023E
FY2024P
FY2025P
FY2026P

	FY2020A	FY2021A	FY2022A	FY2023E	FY2024P	FY2025P	FY2026P
Revenue	$945	$989	$883	$912	$985	$1,145	$1,262
EBITDA Margin	*11.6%*	*9.8%*	*0.4%*	*2.1%*	*4.8%*	*8.0%*	*9.2%*
FCF[(1)]	($4)	($1)	($25)	$4	($27)	($6)	$8

Note: Supplemental Commentary prov ded in l ght of meaningful performance change in FREEDOM LRP, per FREEDOM management.
Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023 and FREEDOM management.
(1) Calculated as Cash Flow from Operat ons less Capital Expenditures.

Badcock – Supplemental Management Commentary on Financial Performance

- A significant portion of Badcock's revenue is dependent on providing consumer credit to its customers
- FREEDOM's approach to financing Badcock customers is currently in transition due to balance sheet constraints
  - Management has explored numerous solutions to date that have not proven fruitful (e.g., SPV, AFF as second look provider, sale / merger)
- The Company's LRP reflects an outsourcing arrangement with [redacted] which is currently under test
  - Management expects such arrangement would result in negative EBITDA for the next several years
- Alternatively, FREEDOM continues to explore several other options which may or may not be feasible and if so may or may not be more financially attractive:
  - Partnering with alternative third-party credit service providers [redacted]
  - JV transaction with a consumer-financing operating company or credit provider [redacted]
  - Sale to a financial sponsor or management
  - Business liquidation

Adj. EBITDA


$106
$85
$84
($21)
($38)
($27)
($16)
($10)
($4)
$3
$10

	FY2020A	FY2021A	FY2022A	FY2023E	FY2024P	FY2025P	FY2026P	FY2027P	FY2028P	FY2029P	FY2030P
Revenue	$899	$907	$716	$592	$591	$660	$730	$774	$820	$869	$922
EBITDA Margin	*11.8%*	*9.4%*	*11.7%*	*(3.5%)*	*(6.4%)*	*(4.1%)*	*(2.2%)*	*(1.4%)*	*(0.5%)*	*0.3%*	*1.1%*
FCF[1]	$162	$216	$45	$31	$26	($15)	($24)	($22)	($18)	($13)	($8)

Note: Supplemental Commentary provided in light of meaningful performance change in FREEDOM LRP, per FREEDOM management.
Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, and FREEDOM management.
(1) Calculated as Cash Flow from Operations less Capital Expenditures.

Illustrative Badcock Liquidation Analysis (For Reference Only)

Badcock Cash Flow and Valuation per Illustrative Liquidation Analysis

	Book Value	Monetization %	Monetization Value
Cash flow for 2023[(1)]			**$4.6**
Liquidation of Q4' 23 Assets			
Account Receivables	$52.0	25%	$13.0
Inventory	122.0	50%	61.0
Income Tax Receivable	3.1		3.1
Intercompany Receivable[(2)]	100.0		0.0
Property, Equipment, and Software, Net	17.6	10%	1.8
Other Assets[(3)]	23.5	70%	16.4
Liquidation of Q4 '23 Liabilities			
Long-Term Financing Leases	(0.9)		(0.9)
Accounts Payable	(62.6)		(62.6)
Accrued Expenses	(8.8)		(8.8)
Income Taxes Payable	1.5		1.5
Deferred Revenue	(6.2)		(6.2)
Other Non-Current Liabilities	(14.5)		(14.5)
Deferred Tax Liability - Non-Current	(15.6)		(15.6)
Liquidation of Q4 '23 Net Assets	**$211.0**		**($11.9)**
Severance Costs[(4)]			**($12.0)**
Operating Lease Liability			($383.0)
Less: Sublease Income (@25% Sublease Rate)			95.8
Net Operating Lease Liability			**($287.3)**
Aggregate Cost of Maintaining Collections Function[(5)]			**($25.0)**
Other Material Adjustments Not Quantified			
Less: Contractual Obligations with Dealers			N.Q.
Less: Litigation Expense			N.Q.
Less: Other Breakage from Vendor Contracts			N.Q.
Plus: Tax Benefits / Offsets to Parent			N.Q.
Total			**($331.5)**
PV of Cash Proceeds[(6)]			($292.7)
Value Per Share[(7)]			**($8.07)**

Source: Consolidated Long-Range Plan provided by FREEDOM management on May 4, 2023, Monetizat on assumpt ons provided by FREEDOM management, Company filings and Capital IQ.

Note: N.Q. indicates not quant fied.

(1) Cash flow includes cash flow from operating activities, investing activities and financing activities.
(2) Net zero since Receivables are owed to Badcock by FREEDOM.
(3) Includes other current assets, non-current notes receivables and other assets.
(4) Severance costs are likely to be close to $12.0 million.
(5) Reflects init al annual expense of $15.0 million falling to zero over three years.
(6) Discounted over 1 year using illustrative Weighted Average Cost of Cap tal (WACC) of 13.25%.
(7) Value per share calculated based on Fully diluted shares outstanding comprised of 35,172,623 shares of common stock, 216,376 stock options outstanding and exercisable at various strike prices, 506,189 restricted stock units and 454,093 performance restricted stock units as prov ded by FREEDOM management on May 3, 2023. Excludes 803,426 out-of-the-money Market-Based Restricted Stock Units that are not expected to vest in connect on w th the Proposed Transact on.

Badcock Extended Discounted Cash Flow Analysis – Based on May 4, 2023 LRP (For Reference Only)

(US $Ms, except price per share)	Year ending December 31				CAGR	Normalized
	2027E	2028P	2029P	2030P	2027E - 2030P	Terminal Yr[1]
Revenue	**$774**	**$820**	**$869**	**$922**	*6.0%*	**$922**
EBITDA[2]	**($10)**	**($4)**	**$3**	**$10**	***NM***	**$10**
% Margin	*(1.4%)*	*(0.5%)*	*0.3%*	*1.1%*		*1.1%*
Less: D&A	(7)	(7)	(8)	(8)		(10)
EBIT	**($18)**	**($11)**	**($5)**	**$3**	***NM***	**$0**
Less: Taxes[3]	5	3	1	(1)		(0)
Net Operating Profit After Tax (NOPAT)	**($13)**	**($8)**	**($3)**	**$2**	***NM***	**$0**
Plus: D&A	7	7	8	8		10
Less: NWC (Increase) / Decrease	(6)	(7)	(7)	(8)		(8)
Less: Capital Expenditure	(10)	(10)	(10)	(10)		(10)
Unlevered FCF	**($22)**	**($18)**	**($13)**	**($8)**	***NM***	**($7)**
Present Value of Unlevered FCF (as of Dec 31, 2026)	($21)	($15)	($10)	($5)		
Terminal Value at 3.0% Growth Rate						($77)
Present Value of Terminal Value (as of Dec 31, 2026)[4]						($47)
Sum of PV of Unlevered FCF (as of Dec 31, 2026)						($50)
Present Value (as of Dec 31, 2026)						**($97)**

Source: Consolidated Long-Range Plan prov ded by FREEDOM management on May 4, 2023.
(1) Reflects deprec ation equal to cap tal expend tures in Normalized Terminal Year.
(2) As per Long-Range Plan EBITDA forecast through 2030P prov ded by FREEDOM management.
(3) Effective tax rate for each year as per FREEDOM management estimates.
(4) Based on illustrative perpetuity growth rate of 3%. Based on illustrative WACC of 13.25%.

Selected Changes Since Board Presentation on April 14, 2023

Topic	Summary Changes
FREEDOM Management Projections & Subsidiary Management Incentive Plans	▪ Certain cash flow and debt adjustments by Management ▪ Additional Badcock projected data through 2030 ▪ Tax benefit of (offset) of MIP payouts related to Vitamin Shoppe in 2026 lowered by ~$12M or $0.20 per share due to Section 162(m) of the Internal Revenue Code limitations
Selected Transaction Analysis	▪ Increase in range for Selected Transactions Analysis from 6.5x - 8.0x to 6.75x - 8.5x based on inclusion of additional transactions
Discounted Cash Flow	▪ Normalized Terminal year adjusted to exclude Badcock negative contribution ▪ Badcock projections extended by FREEDOM management to 2030 to achieve normalized state and terminal value included as a separate line item in DCF

Note: In the presentat on reviewed by the Special Committee on May 9, 2023, the description of the selected multiple range for FY 2023E in the "Metrics" column on page 16 had not been updated to reflect the increase (based on current market data as of such date) in the selected multiple range from 6.5x - 8.0x to 6.75x - 8.25x, which corresponds to the mplied reference range of per share equity values of $10.75 to $22.00 and, as a result, was not highlighted in the table of Selected Changes Since Board Presentat on on April 14, 2023.